EXHIBIT 9

                                   ASSIGNMENT


THE  STATE  OF  ARIZONA      )
                             )     KNOW  ALL  MEN  BY  THESE  PRESENTS
COUNTY  OF  YAVAPAI          )


     That the undersigned, Centre Capital Corporation, in consideration for the rescission of that certain Zeolite Purchase Agreement dated July 3, 2000 between Centre Capital Corporation and Equitable Assets Incorporated, and other valuable consideration, to-wit: the return of 1,000,000 shares of the $.001 par value fully paid, non-assessable, voting common stock of Centre Capital Corporation, has ASSIGNED, TRANSFERRED AND CONVEYED and by these presents, does ASSIGN, TRANSFER AND CONVEY unto

               Equitable  Assets  Incorporated
               35  Barrack  Road,  Third  Floor
               Belize  City,  Belize

58,285.71 tons of paid up zeolite mineral located in the Northwest Quarter of Ryholite Claim # 12 located in Yavapai County, Arizona, Section 20, T8N, R4W, San Powel Peak Quad. (Book 3262 Page 823 of the Official Records, Instrument No. 9647141); and being the same transferred to Centre Capital Corporation by assignment from Equitable Assets Incorporated by assignment dated July 3, 2000.

     Assignor warrants that it conveys the same title as it received from Equitable Assets Incorporated.

     Effective  as  of  the  30th  day  of  September,  2000.

                                   Centre  Capital  Corporation
                                   2619  Gravel  Road
                                   Fort  Worth,  Texas  76118


                                   By:     /s/  Karl  Jacobs
                                           Karl  Jacobs, CEO



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